[Letterhead of Richards, Layton & Finger, P.A.]









                                       June 15, 2004




Evergreen Utilities and High Income Fund
200 Berkeley Street
Boston, Massachusetts  02116

                  Re:      Evergreen Utilities and High Income Fund

Ladies and Gentlemen:

                  We have acted as special Delaware counsel for Evergreen Utilities and High Income Fund, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:


                 (a) A certified  copy of the amended and  restated certificate of trust of the Trust (the "Certificate of Trust"), which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on February 9, 2004, which amends and restates the certificate of trust of the Trust that was filed with the Secretary of State on February 4, 2004;

                 (b) The Agreement and Declaration of Trust, entered into on
                     February 4, 2004, as amended and restated by the Amended and Restated Agreement and Declaration of Trust, entered into on February 9, 2004 by the trustees of the Trust (as so amended and restated, the "Trust Agreement");

                 (c) Pre-Effective Amendment No. 1 on Form N-2, including a preliminary prospectus (the "Prospectus"), to be filed by the Trust with the Securities and Exchange Commission (the "SEC") on or about June 15, 2004, amending the Registration Statement filed by the Trust with the SEC on May 7, 2004 (the "Registration Statement"), relating to the issuance of beneficial interests in the trust represented by preferred shares (the "Shares");

                 (d) The Amended and Restated By-Laws of the Trust;

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June 15, 2004
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                 (e) A certificate of the assistant secretary of the Trust, dated June 11, 2004, attaching a copy of the resolutions of the initial trustee of the Trust adopted on February 25, 2004, and the resolutions of the Trustees adopted on March 3, 2004 and May 1, 2004 (collectively, the "Resolutions"); and

                 (f) A Certificate of Good Standing for the Trust, dated
                     June 15, 2004, obtained from the Secretary of State.

                  Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws, and the Certificate of Trust are in full force and effect and have not been amended, (ii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (iii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iv) the legal capacity of natural persons who are parties to the documents examined by us, (v) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vii) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Agreement, the Resolutions and the Prospectus, (viii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement, the Resolutions and the Prospectus and (ix) that the books and records of the Trust set forth the names and addresses of all Persons to whom Shares are to be issued by the Trust and the dollar value of

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Evergreen Utilities and High Income Fund
June 15, 2004
Page 2

each Shareholder's contributions to the Trust. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

                  This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                  1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss. 3801, et. seq.

                  2. The issuance of 3,200 Shares of the Trust has been duly authorized by the Trust and, when issued, sold and paid for in accordance with the Trust Agreement, the Resolutions and, to the extent applicable, the Prospectus, such Shares will be validly issued, fully paid and nonassessable, except as may otherwise be provided in Section Six of Article Four of the Trust Agreement.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We also consent to Sullivan & Worcester LLP's relying as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof.

                                            Very truly yours,


                                            /s/ Richards, Layton & Finger, P.A.